UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 25, 2017

XIANGTIAN (USA) AIR POWER CO., LTD.
(Name of Small Business Issuer in its Charter)

Delaware	87-0640467
(State or Jurisdiction of Incorporation or	(I.R.S. Employer Identification No.)
Organization)

No. 6 Longda Road Yanjiao Development Zone
Sanhe City, Hebei Province, China 065201
(Address of principal executive offices)

001 240-252-1578
(Telephone Number of Principal Executive Offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     [  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     [  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

     [  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

     [  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Acting Chief Executive Officer

Effective as of January 25, 2017, Mr. Zhou Deng Hua notified the Company’s Board of Directors that he would resign as the Company’s Acting Chief Financial Officer. The Board of Directors accepted his resignation.

Appointment of the Chief Financial Officer

Effective as of January 25, 2017, the Company’s Board of Directors approved the appointment of Mr. Paul Kam Shing Chiu as the Chief Financial Officer.

Mr. Chiu has over 30 years of experience in financial accounting and auditing, U.S. GAAP reporting and SEC compliance in addition to management experience in banking and financial services. Mr. Chiu served as the CFO of Caroline-Fargo Capital Ltd. from January 2015 to September 2016. Prior to that, he served as a director of Wai Chong Gold Company Ltd. from January 2011 to December 2014, an independent director of Sino Clean Energy Inc. from August 2011 to December 2012, and an independent director of China Ritar Power Corp. from August 2011 to September 2012. From December 2005 to December 2010, Mr. Chiu was a financial consultant for Lightscape Technologies Inc. and served as a director for the company for June 2011 to June 2013. Mr. Chiu received a bachelor of commerce degree in accounting and business studies from the University of Ottawa in Canada in 1969. He received an MBA from the University of British Columbia in Canada in 1970. Mr. Chiu became a Chartered Accountant of Canada in 1972. He is also a member of Ontario Institute of Chartered Professional Accountants (CPA) and Canadian Institute of Chartered Professional Accountants.

Mr. Chiu will receive $10,000 per month as compensation for his services in connection with this appointment. No material plan, contract, or arrangement was entered into or materially amended in connection with Mr. Chiu’s appointment as the Chief Financial Officer, and there was no grant or award to Mr. Chiu or modification thereto under any such plan, contract, or arrangement in connection with his appointment.

The employment agreement between the Company and Mr. Chiu is terminable by either party upon 90 days’ notice. During the first 90 days of his employment, the agreement is terminable by either party upon two weeks’ notice.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

XIANGTIAN (USA) AIR POWER CO., LTD.

By: /s/ Zhou Deng Hua
Name: Zhou Deng Hua
Title: Chief Executive Officer

Date: January 27, 2017